SCI Systems, Inc
Exhibit 11 - Computation of Primary and Fully Diluted Earnings Per Share


(In thousands of dollars
except for number of shares         Quarter Ended:         Nine Months Ended:
and per share amounts)            March 26,  March 27,   March 26,  March 27,

Primary Earnings Per Share
Income from continuing operations   $10,943  $     476     $31,197    $18,864
Loss from discontinued operations       -0-     (6,007)        -0-     (8,775)
																																					------     ------      ------     ------
																	Net income (loss)  $10,943    ($5,531)    $31,197    $10,089
																																					======      =====      ======     ======

Weighted average number of shares
	outstanding during period       27,333,404  27,127,549   27,322,527 27,090,455
Applicable number of shares for
	common stock equivalents(stock
	options) outstanding for period,
	using Treasury StockMethod based
	on average market price
	for period                         441,762     603,584     466,723     618,362
																																	----------  ----------   ---------  ----------
	Weighted average number of
		shares used in computation     27,775,166  27,731,133  27,789,250  27,708,817
																																	==========  ==========  ==========  ==========
	Primary earnings per share            $.39       ($.20)      $1.12        $.36
																																							====        ====       =====        ====

Fully Diluted Earnings Per Share
Net income                          $10,943     ($5,531)    $31,197     $10,089
Add back after-tax interest
	expense for outstanding
	convertible debentures                 344         384       1,009       1,143
																																					------      ------      ------      ------
Adjusted net income (loss) used in
		fully diluted computation         $11,287     ($5,147)    $32,206     $11,232
																																					======       =====      ======      ======
Weighted average number of shares
	outstanding during period       27,333,404  27,122,232  27,322,527  27,086,280
Applicable number of shares for
	common stock equivalents (stock
	options) outstanding for period,
	using Treasury StockMethod based
	on the higher of average market
	price or ending market price       441,762     591,612     466,723     619,227

Number of shares to be issued if
	5 5/8 % convertible debentures
	were converted:                  1,850,727   1,850,727   1,850,727   1,850,727
																																	----------  ----------  ----------  ----------
Weighted number of shares used
	in computation                  29,625,893  29,564,571  29,639,977  29,556,234
																																	==========  ==========  ==========  ==========
Fully diluted earnings (loss)
	per share                             $.38       ($.17)      $1.09       $.38
																																								===         ===        ====        ===
																																								(*)         (**)        (*)        (**)

(*) The potential conversion of the convertible debentures represent less than 3%; consequently, fully diluted earnings per share are not presented on the income statement for this period.

(**) The potential conversion of the convertible debentures is antidilutive for this period.